October 29, 2015

Ensco plc
London, England

Re: Registration Statements on Form S-8 (Nos. 333-174611, 333-58625, 033-40282, 333-97757, 333-125048, 333-156530, 333-181593 and 333-204294) and Form S-3 (No. 333-201532)
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 29, 2015 related to our review of interim financial statements.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Houston, Texas